Exhibit 14
Sterling Construction Company, Inc.
Sterling Houston Holdings, Inc.
Texas Sterling Construction, L.P.
Sterling General, Inc.
Steel City Products, LLC
CODE OF BUSINESS CONDUCT & ETHICS
For
Officers
Controllers
&
In-House Counsel
This Code of Business Conduct and Ethics (this “Code”) applies to the officers, controllers and in-house counsel of the companies listed above, who are referred to in this Policy for convenience collectively as “Officers.”
The companies listed above are referred to in this Code for ease of reference collectively as well as singly as the “Company.” However, references to “Sterling” are to the publicly-traded parent company, Sterling Construction Company, Inc.
Introduction
This Code is subject to all applicable law.
Nothing in this Code is intended to require any action contrary to law. In the event that this Code conflicts with any law or code of professional responsibility or conduct, Officers must comply with the law and such code. Nothing in this Code is intended to be or will be construed (a) to amend the charter or bylaws of the Company; (b) to change the legal duties imposed upon Officers under state, federal and other applicable laws, rules and regulations; (c) to expand the liabilities of Officers beyond applicable law; or (d) to affect any rights available to Officers under state and other applicable law or the Company’s charter or bylaws. Officers shall be entitled to the benefits of indemnification to the fullest extent permitted by law and the Company’s charter and bylaws, and shall be entitled to exculpation to the extent provided by state law and the Company’s charter.
This Code may be amended, modified or waived from time to time.
This Code may be amended, modified or waived by Sterling’s Board of Directors. Any amendments, modifications or waivers of this Code will be promptly disclosed in accordance with applicable securities laws and the applicable rules of any national securities exchange and national securities association on which the securities of Sterling may be listed from time to time. This disclosure requirement also applies to any de facto waiver where an Officer violates this Code, but is not subjected to any internal sanctions.
This Code provides general guidelines only. It is intended to supplement, but not to replace the policies and procedures of the Company. In the event that any policy or procedure of the Company conflicts with this Code, Officers must comply with this Code.
Officers should consult Sterling’s Board of Directors if they have any questions about this Code.

1.	Honest and Ethical Conduct

Each Officer must demonstrate honest and ethical conduct in fulfilling his or her duties, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships in accordance with Company policies.

2.	No Loans

Officers and their family members are prohibited from accepting any personal loans from the Company or allowing the Company to guarantee any of their personal obligations, except as may be permitted and disclosed under applicable law.

3.	Full Disclosure

It is of critical importance that the Company’s public filings and disclosures be accurate and timely. With respect to his or her area of responsibility, each Officer is responsible for ensuring full, fair, accurate, timely and understandable disclosure in reports and documents that Sterling files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company. In addition, the Chief Executive Officer and the Chief Financial Officer of Sterling must review the matters to be certified in each SEC report before making the required certifications.

Each Officer is prohibited from taking any action to improperly influence, coerce, manipulate or mislead the Company’s internal or outside auditors or to prevent such persons from performing a diligent audit of the Company’s financial statements.

Each Officer must comply with Regulation FD in discussions with analysts and investors, and must cause a corrective filing to be made in case the Officer becomes aware of a violation of Regulation FD.

4.	Compliance with Laws, Rules and Regulations (including insider trading laws)

Each Officer is required to comply with all laws, rules and regulations, including, but not limited to, all “insider trading” prohibitions and disclosure obligations applicable to the Company and its executive officers, as well as the Company’s Insider Trading Policy, the current version of which is attached to this Code. This Code does not summarize all such laws, rules and regulations.

Each Officer must also comply with the Company’s reporting policies, disclosure controls and procedures, and internal controls as well as any other policies that the Company adopts from time to time on specific laws, rules and regulations.

5.	Reporting of Illegal or Unethical Behavior

Any Officer who believes (a) that a violation of this Code or other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur; or (b) that the Company’s financial disclosures are misleading as a result of accounting or auditing irregularities must promptly contact the Audit Committee of Sterling’s Board of Directors. If these concerns require confidentiality, such as providing anonymity for the source of the information, the Officer must make every effort to maintain such confidentiality, subject to applicable laws, rules, regulations and legal proceedings.
Sterling’s Audit Committee has established procedures for Company employees to report on a confidential and anonymous basis any complaint about fraud, accounting irregularities, internal controls, audit matters, waste of resources, potentially illegal activities, inappropriate drug use, sexual harassment or similar issues. An employee who wishes to make a report may do so confidentially and anonymously in any of the following ways:
•	By calling the 1-800-398-1496 hot-line service for English-speaking employees;
•	By calling the 1-800-216-1288 hot-line service for Spanish-speaking employees;

•	By sending an e-mail in any language to: reports@lighthouse-services.com;
•	By internet: www.lighthouse-services.com using the following password and user name, which are case sensitive;
User Name: SCC/TSC
Password: Construction
•	By sending a fax in any language to 1-215-689-3885;
•	By mailing a letter in any language to: 723 Locust Street, Lower Gwynedd, PA 19002.
No Officer will engage in, or permit retaliation against an individual who in good faith submits a report through proper procedures of actual or suspected violations of this Code, of other illegal or unethical conduct, or of accounting or auditing irregularities.
6.	Protection of Trade Secrets

Each Officer shall preserve and maintain the confidentiality of the Company’s proprietary information and trade secrets while an officer or employee of the Company and thereafter.

7.	Receiving and Giving of Gifts and Bribes

No Officer shall make or receive gifts or bribes in the performance of his or her duties and responsibilities as an officer or employee of the Company except for —
(a)	non-cash gifts of nominal value (under $100;)

(b)	appropriate business entertainment for valid Company purposes;

(c)	non-cash gifts having an individual value between $100 and $1,000 that have been reported to, and approved in advance by, Sterling’s President or Chief Executive Officer, and

(d)	such other gifts as may be reported to, and approved in advance by, the Audit Committee of Sterling’s Board of Directors.
The President or the Chief Executive Officer will provide to the Internal Audit Department information about all gifts approved pursuant to Section 7(c) hereof.

The Internal Audit Department will submit a log of all such gifts to Sterling’s Audit Committee at its regular quarterly meeting.

8.	Accountability for Adherence to this Code

Each Officer is responsible for complying with this Code. Any Officer who violates this Code will be subject to appropriate disciplinary action up to and including termination of employment. The Company will take disciplinary action against any Officer who retaliates directly or indirectly against any employee, officer or director who reports actual or suspected violations of this Code.

As part of the process of completing and filing with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K, each officer will be required to reaffirm his or her compliance with this code of business conduct and ethics during the prior year as follows.

By signing below, the undersigned acknowledges having received, read and understood the foregoing Code of Business Conduct & Ethics and to having had an opportunity to ask questions about it.

[Signature]	Date:

[Print Name]